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                        Consent of Independent Auditors
                        -------------------------------



The Board of Directors
Coyote Sports, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-48509 and 333-47749) on Forms S-8 of Coyote Sports, Inc. of our report dated March 16, 1999, relating to the consolidated balance sheets of Coyote Sports, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, other comprehensive loss, stockholders' equity (deficit) and cash flows for the years then ended, which report appears in the December 31, 1998, annual report on Form 10-KSB of Coyote Sports, Inc.


                                     /s/ KPMG LLP
                                     ------------
                                     KPMG LLP


Boulder, Colorado
March 29, 1999